UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2024
TEXTRON INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-5480	05-0315468
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
40 Westminster Street, Providence, Rhode Island  02903
(Address of principal executive offices)
Registrant’s telephone number, including area code: (401) 421-2800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐     Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock – par value $0.125	TXT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Cost Associated with Exit or Disposal Activities
Item 2.06 Material Impairments
Item 8.01 Other Events

Textron Inc. is pursuing strategic alternatives for its Powersports product line within the Industrial segment’s Textron Specialized Vehicles (TSV) business. The consumer end market demand for powersports products continues to remain soft. As a result, and in conjunction with its annual operating plan process, TSV has begun to pause production of its powersports products as Textron’s management reviews strategic alternatives for the business. Upon completion of limited production runs to satisfy customer commitments, production of TSV’s powersports products will be paused indefinitely in the first half of 2025.

As a result of these developments, on December 18, 2024, Textron management approved additional actions at the Industrial segment under Textron’s 2023 restructuring plan. Total pretax special charges related to the 2023 restructuring plan are now expected to increase from the previously announced range of $165 million to $170 million to a range of $190 million to $205 million. The increased charges of $25 million to $35 million are related to contract termination costs associated with the powersports production pause. These charges will be recorded in the fourth quarter of 2024, with additional cash outlays of $25 million to $35 million expected primarily in the first half of 2025. We expect the plan to be substantially completed in the first half of 2025.

In addition, due to the indefinite production pause, the Company expects to incur an inventory valuation charge in the range of $30 million to $40 million to write down production-related powersports inventory to its net realizable value.

Item 7.01 Regulation FD Disclosure

The inventory valuation charge discussed above is expected to reduce Adjusted earnings per share for 2024 by approximately $0.12 to $0.16.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

By:	/s/Mark S. Bamford
Mark S. Bamford
Vice President and Corporate Controller

Date: December 18, 2024